For Immediate Release

Company Contact:
Steven A. Shallcross
Senior Vice President & CFO
Vanda Pharmaceuticals Inc.   .
(240) 599-4500
steven.shallcross@vandapharma.com

Vanda Pharmaceuticals Reports Second Quarter 2008 Results

ROCKVILLE, MD. - August 5, 2008 - Vanda Pharmaceuticals Inc. (NASDAQ: VNDA), a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders, today announced financial and operational results for the second quarter ended June 30, 2008.

Vanda reported research and development (R&D) expenses in the second quarter of 2008 of $5.5 million, compared to first quarter of 2008 R&D expenses of $11.1 million and second quarter of 2007 R&D expenses of $10.2 million. The decrease in R&D expenses in the second quarter of 2008 relative to the first quarter of 2008 is primarily attributable to lower costs in the Phase III tasimelteon (VEC-162) chronic primary insomnia clinical trial for which Vanda announced top-line results in June of 2008. The decrease in R&D expenses in the second quarter of 2008 relative to the second quarter of 2007 is attributable to lower clinical trial costs in 2008 compared to costs from trials performed in 2007.

Net loss was $13.5 million for the second quarter of 2008, compared to $19.2 million in the first quarter of 2008 and $16.0 million in the second quarter of 2007. Net loss per common share for the second quarter of 2008 was $0.51, compared to $0.72 in the first quarter of 2008, and $0.60 in the second quarter of 2007.

As of June 30, 2008, Vanda’s cash, cash equivalents, and marketable securities totaled approximately $65.6 million. As of June 30, 2008, the company had a total of approximately 26.6 million shares of common stock outstanding.

OPERATIONAL HIGHLIGHTS

iloperidone

On July 28, 2008, Vanda announced the receipt of a not approvable letter from the U.S. Food and Drug Administration (FDA) in response to its New Drug Application for iloperidone, an investigational atypical antipsychotic that was reviewed for the treatment of schizophrenia.

Vanda has put on hold all iloperidone-related activities pending further review.

Tasimelteon (VEC-162)

On June 26, 2008, Vanda reported positive top-line results for its tasimelteon Phase III chronic primary insomnia clinical trial. This Phase III, multi-center, placebo-controlled, 4-week trial evaluated 322 patients with chronic primary insomnia.

FINANCIAL DETAILS

•
Operating Expenses. Second quarter 2008 R&D expenses, primarily consisting of salaries and related costs of R&D personnel, stock-based compensation, and the costs of consultants, materials and supplies associated with clinical trials and research initiatives, were $5.5 million, down from $11.1 million in the previous quarter and down from $10.2 million in the second quarter of 2007. The decrease in R&D expenses in the second quarter of 2008 relative to the first quarter of 2008 is primarily attributable to lower costs in the Phase III tasimelteon chronic primary insomnia clinical trial for which Vanda reported the top-line results in June of 2008. The decrease in R&D expenses in the second quarter of 2008 relative to the second quarter of 2007 is primarily attributable to lower clinical trial costs in the second quarter of 2008 versus the costs from trials conducted in the second quarter of 2007.

General and administrative (G&A) expenses totaled $8.5 million in the second quarter of 2008, down from $9.0 million in the first quarter of 2008, and up from $7.4 million in the second quarter of 2007. The decrease in G&A expenses in the second quarter of 2008 relative to the first quarter of 2008 is primarily due to lower employee stock-based compensation expense. The increase in G&A expenses in the second quarter of 2008 relative to the second quarter of 2007 is primarily due to increased pre-launch commercial activities for iloperidone.

Employee stock-based compensation expense recorded in the second quarter of 2008 was $4.0 million. Of the total $4.0 million of non-cash charges, $0.7 million was recorded in R&D expenses and $3.3 million was recorded in G&A expenses. For both the first quarter of 2008 and the second quarter of 2007, total stock-based compensation was $5.1 million. The decrease in stock-based compensation from the second quarter of 2008 compared to the first quarter of 2008 and the second quarter of 2007 is primarily due to the lower fair market value of options granted in 2008.

•	Net loss for the second quarter of 2008 was $13.5 million. This compares to a net loss of $19.2 million in the first quarter of 2008, and $16.0 million in the second quarter of 2007.

•	Net loss per common share for the second quarter of 2008 was $0.51 compared to $0.72 in the first quarter of 2008 and $0.60 in the second quarter of 2007.

•
Cash and marketable securities decreased by $11.4 million during the second quarter of 2008. Changes included $13.5 million of net losses and decreases in accrued R&D expenses and accounts payable of $0.9 million, net increases in prepaid expenses of $0.9 million, fixed asset purchases of $0.3 million offset by $4.1 million in non-cash depreciation, amortization, and stock-based compensation expenses and net decreases in other working capital of $0.1 million.

•	Vanda’s cash, cash equivalents, and marketable securities at the end of the second quarter of 2008 totaled approximately $65.6 million, compared to approximately $93.2 million as of December 31, 2007.

FINANCIAL GUIDANCE

The company has placed on hold all iloperidone-related activities and is undertaking steps to minimize its cash burn. The company is also evaluating all options for its development pipeline and will provide guidance as soon as its plans are more definitive.

CONFERENCE CALL
The company has scheduled a conference call for today, Tuesday, August 5, 2008 at 10:30 AM ET. During the call, Mihael H. Polymeropoulos, M.D., President and CEO, and Steven A. Shallcross, Sr. Vice President and CFO, will discuss quarterly results and other corporate activities. Investors can call 1-800-259-0251 (domestic) and 1-617-614-3671 (international) prior to the 10:30 AM start time and ask for the Vanda Pharmaceuticals conference call hosted by Dr. Polymeropoulos. A replay of the call will be available Tuesday, August 5, 2008, at 12:30 PM ET and will be accessible until Tuesday, August 12, 2008, at 5:00 PM ET. The replay call-in number is 1-888-286-8010 for domestic callers and 1-617-801-6888 for international callers. The access number is 98529573.

The conference call will be broadcast simultaneously on the company's Web site, http://www.vandapharma.com. Investors should click on the Investor Relations tab and are advised to go to the Web site at least 15 minutes early to register, download, and install any necessary software. The call will also be archived on the Vanda Web site for a period of 30 days, through September 4, 2008.

ABOUT VANDA PHARMACEUTICALS INC.:

Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements in this release are “forward-looking statements” under the securities laws.  Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” and “could,” and similar expressions or words, identify forward-looking statements.  Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties.  Vanda is at an early stage of development and may not ever have any products that generate significant revenue.  Important factors that could cause actual results to differ materially from those reflected in the company’s forward-looking statements include, among others: delays in the completion of Vanda’s clinical trials; a failure of Vanda’s product candidates to be demonstrably safe and effective; Vanda’s failure to obtain regulatory approval for its products or to comply with ongoing regulatory requirements; a lack of acceptance of Vanda’s product candidates in the marketplace, or a failure to become or remain profitable; Vanda’s inability to obtain the capital necessary to fund its research and development activities; Vanda’s failure to identify or obtain rights to new product candidates; Vanda’s failure to develop or obtain sales, marketing and distribution resources and expertise or to otherwise manage its growth; a loss of any of Vanda’s key scientists or management personnel; losses incurred from product liability claims made against Vanda; a loss of rights to develop and commercialize Vanda’s products under its license and sublicense agreements and other factors that are described in the “Risk Factors” section (Part II, Item 1A) of Vanda’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 (File No. 000-51863).  In addition to the risks described above and in Part II, Item 1A of Vanda’s quarterly report on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results.  There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda.  Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein.  Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf.  The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

####

VANDA PHARMACEUTICALS INC.
(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

Revenues from services	$-	$-	$-	$-

Operating expenses:
Research and development	5,480,909	10,193,825	16,583,574	20,785,884
General and administrative	8,454,985	7,449,375	17,414,199	13,682,924
Total operating expenses	13,935,894	17,643,200	33,997,773	34,468,808

Loss from operations	(13,935,894)	(17,643,200)	(33,997,773)	(34,468,808)

Interest income	441,012	1,659,781	1,306,762	3,093,435
Total other income, net	441,012	1,659,781	1,306,762	3,093,435

Loss before tax provision	(13,494,882)	(15,983,419)	(32,691,011)	(31,375,373)

Tax provision	-	1,604	-	2,410

Net loss	$(13,494,882)	$(15,985,023)	$(32,691,011)	$(31,377,783)

Basic and diluted net loss per
share attributable to	$(0.51)	$(0.60)	$(1.23)	$(1.21)
common stockholders

Shares used in calculation of
basic and diluted net loss
per share attributable to
common stockholders	26,649,439	26,567,160	26,648,892	25,978,437

VANDA PHARMACEUTICALS INC.
(A Development Stage Enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2008	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$56,503,815	$41,929,533
Marketable securities	6,564,684	43,243,960
Prepaid expenses, deposits and other current assets	2,030,329	1,781,881
Total current assets	65,098,828	86,955,374

Marketable securities, long-term	2,557,411	7,979,331
Property and equipment, net	2,021,374	1,345,845
Deposits	150,000	150,000
Restricted cash	430,230	430,230
Total assets	$70,257,843	$96,860,780

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,825,757	$2,988,069
Accrued expenses	3,856,127	9,789,738
Total current liabilities	9,681,884	12,777,807

Long-term liabilities:
Deferred rent	490,776	354,042
Total liabilities	10,172,660	13,131,849

Stockholders' equity:
Common stock	26,653	26,653
Additional paid-in capital	266,674,962	257,600,368
Accumulated other comprehensive income (loss)	(15,155)	12,176
Deficit accumulated during the development stage	(206,601,277)	(173,910,266)
Total stockholders' equity	60,085,183	83,728,931

Total liabilities and stockholders' equity	$70,257,843	$96,860,780

VANDA PHARMACEUTICALS INC.
(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,	June 30,
	2008	2007

Cash flows from operating activities:
Net loss	$(32,691,011)	$(31,377,783)
Adjustments to reconcile net income to net cash used
in operating activities:
Depreciation and amortization	259,707	293,660
Stock-based compensation	9,074,594	9,323,664
Loss on disposal of assets	211	-
Accretion of discount on investments	(195,911)	(859,296)
Changes in assets and liabilities:
Prepaid expenses and other current assets	(247,729)	(1,354,085)
Accounts payable	2,425,921	(183,682)
Accrued expenses	(5,979,353)	(33,290)
Other liabilities	136,734	(13,661)
Net cash used in operating activities	(27,216,837)	(24,204,473)

Cash flows from investing activities:
Purchases of property and equipment	(479,581)	(202,683)
Purchases of marketable securities	(2,081,121)	(93,239,541)
Proceeds from sales of marketable securities	4,875,076	-
Maturities of marketable securities	39,460,000	23,025,000
Net cash provided by (used in) investing activities	41,774,374	(70,417,224)

Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	-	79,587
Proceeds from issuance of common stock, net of
issuance costs	-	111,254,850
Net cash provided by financing activities	-	111,334,437

Effect of foreign currency translation	16,745	(10,678)

Net increase in cash and cash equivalents	14,574,282	16,702,062

Cash and cash equivalents, beginning of period	41,929,533	30,928,895

Cash and cash equivalents, end of period	$56,503,815	$47,630,957

SOURCE Vanda Pharmaceuticals Inc.
8/5/2008

CONTACT: Steven A. Shallcross, Senior Vice President, Chief Financial Officer of Vanda Pharmaceuticals Inc., +1-240-599-4500

Web site: http://www.vandapharma.com
(VNDA)

CO: Vanda Pharmaceuticals Inc.